Exhibit 10.7

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

ANTENNA SITE AGREEMENT
(WBLS Aux)

1.                                      Premises and Use. WLIB Tower LLC, an Indiana limited liability company (“Owner”), hereby licenses to Mediaco Holdings Inc., an Indiana corporation (“Licensee”), the site described below: antenna space on the tower (the “Tower”); ground space for placement of Pad or Shelter (“Shelter”) for Licensee’s transmission equipment or space in the existing equipment building; space for Licensee’s genset and related fuel tank, equipment, and cabling; and space required for Licensee’s cable ladders, cable runs, and cable bridges to connect telecommunications equipment and antennas, in the location at which such equipment is currently installed as further shown on Exhibit A, together with a non-exclusive easement for reasonable access thereto and to the source of electric and telephone facilities, in all cases consistent with past practices (collectively, the “Site”). The Site will be used by Licensee for the purpose of installing, removing, replacing, modifying, maintaining and operating, at its expense, a telecommunications service system facility consisting of the antenna(s) and related equipment set forth on Exhibit B (the “Equipment”). Licensee will use commercially reasonable efforts to use the Site in a manner which will not unreasonably disturb the occupancy of Owner; provided however, that Licensee’s equipment was installed at the Site prior to any other existing Licensee’s or licensee’s equipment and shall be considered “first in time” and Licensee’s right to use the Site in accordance with past practice in all material respects shall be superior to the right to use the Site of every other current and future user of the Site. Owner, at Owner’s sole cost and expense, shall maintain and repair (and if necessary, replace) the Tower, the equipment building, and all improvements thereon in good order and repair sufficient for the operation of the Tower and the use of the Site by Licensee consistent with past practice, and in compliance with all laws, codes, regulations, and orders, including without limitation all FAA and FCC rules and regulations. Owner shall maintain all required records and shall file any required notification concerning any failure of, repairs to, and correction of the Tower in compliance with the rules and regulations of the FAA, the FCC, and all other applicable governmental authorities. Owner shall maintain access to and the appearance of the Site, including the access road, weeding and mowing, and similar.

2.                                      Term. The “Term” of this Agreement shall be ten (10) years beginning on the date hereof (“Commencement Date”) and terminating on the twentieth anniversary of the Commencement Date (the “Initial Term”). This Agreement will automatically renew for two (2) additional terms (each a “Renewal Term” and together with the Initial Term the “Term”) of ten (10) years each, unless Licensee provides notice to Owner of its intention not to renew not less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

3.                                      License Fee. The license fee shall be Ten Dollars ($10) per annum, payable in advance in a lump sum, the receipt of which is hereby acknowledged by Owner.

4.                                      Title and Quiet Possession. Owner represents and agrees (a) that it is in possession of the Site as fee owner; (b) that it has the right to enter into this Agreement; (c) that the person signing this Agreement has the authority to sign; and (e) that Licensee is entitled to the quiet possession of the Site subject to zoning and other requirements imposed by governmental authorities, any easements, restrictions, or encumbrances of record throughout the Term. This Agreement shall be subordinate to any mortgage or deed of trust now of record against the Site; but, solely with respect to any mortgage or deed of trust granted by Owner, only if the holder of any mortgage or deed of trust agrees not to disturb Licensee’s peaceable enjoyment of the Site upon any foreclosure or other proceeding by such party pursuant to a customary subordination, nondisturbance and attornment agreement in form and substance reasonably acceptable to Licensee.

5.                                      Assignment/Subletting. Licensee may not assign or transfer this Agreement without the prior written consent of Owner, which consent will not be unreasonably withheld, delayed or conditioned. However, Licensee may assign without the Owner’s prior written consent to any party acquiring the broadcast facilities and FCC license operated by Licensee at the Site. In the event that Owner transfers the Site or any interest in the Site, it shall require the transferee of the Site to assume and agree to perform this Agreement.

6.                                      Access and Security. Licensee will have unrestricted access twenty-four (24) hours a day seven (7) days a week to the Site, the Shelter, and the Tower.

7.                                      Notices. All notices must be in writing and are effective when deposited in the U.S. mail, certified and postage prepaid, or when sent via overnight delivery, to the address set forth below, or as otherwise provided by law.

Owner:                                                                                                         WLIB Tower LLC
c/o EMMIS Communications Corporation
One EMMIS Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: J. Scott Enright, General Counsel
Facsimile: (317) 684-5583

with a copy (which shall not constitute notice) to:

Edinger Associates PLLC
1725 I Street, NW, Suite 300
Washington, DC 20006
Attention: Brook Edinger
Facsimile: (202) 747-1691

Licensee:                                                                                             Mediaco Holdings Inc.
C/O SG Broadcasting LLC
767 Fifth Ave, 12th Floor
New York, NY 10153
Attention: Gail Steiner, General Counsel
Facsimile:

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Attention: Justin W. Chairman
Facsimile: (215) 963-5001

8.                                      Installation and Improvements. Owner and Licensee acknowledge that the Equipment was previously installed at the Site and on the Tower prior to the date hereof. Prior to installing any additional Equipment at the Site or making any changes, modifications or alterations to such Equipment, Licensee, at its expense, will obtain all required approvals and will submit to Owner plans, specifications and proposed dates of the planned installation or other activity. All installation of or other work on the Equipment on the Tower will be at Licensee’s sole expense and performed by contractors selected by Licensee. Upon termination or expiration of this Agreement, Licensee shall remove its Equipment and improvements and will restore the Site to the condition existing on the Commencement Date, except for ordinary wear and tear; provided, however, that Owner may require Licensee to leave in place any Equipment to the extent the removal of such Equipment would interfere with the broadcast operations of WLIB-AM.

9.                                      Compliance with Laws. Owner accepts responsibility for, and will ensure, the Tower’s and Site’s compliance with all laws, rules and regulations applicable to the Tower or the Site, including tower or building marking, fencing, painting, and lighting regulations promulgated by the Federal Aviation Administration “FAA” or the Federal Communications Commission “FCC,” as applicable. Owner represents and warrants that the Site complies with all applicable tower or building marking or lighting regulations promulgated by the FAA or the FCC, which Owner shall maintain in compliance with applicable law and regulations in all material respects.

10.                               Insurance. Licensee will procure and maintain a public liability policy, with limits of not less than $[***] for bodily injury, $[***] for property damage, $[***] aggregate, with a certificate of insurance to be furnished to Owner within [***] of request and prior to performing any work. Should policies be cancelled before the expiration date listed on certificates provided, Licensee agrees to provide [***] written notification of said cancellation. Owner shall carry public liability insurance covering the Tower and the Site. Owner shall maintain the following insurance coverage: (i) Statutory Workers’ Compensation including $[***] Employers’ Liability; (ii) Commercial General Liability including personal injury with limits not less than $[***] per occurrence; (iii) Automobile Liability with limits not less than $[***] per occurrence; and (iv) Fire and extended coverage insurance on the Tower and the Site. All policies required to be provided pursuant to this paragraph shall contain a waiver of subrogation in favor of Licensee. Owner shall provide certificates evidencing said coverage to Licensee upon request. Owner shall provide a declaration of said policies to Licensee upon request.

11.                               Interference; Licensee is First in Time.

(a)                                 As Licensee’s Equipment was installed on the Tower and at the Site prior to the installation of any other existing Licensee’s equipment, Licensee’s equipment shall be considered “first in time” and Licensee’s right to use the Site in accordance with past practice in all material respects shall be superior to the right to use the Site of every other current and future user of the Site, subject, however, to the existence of provisions in tower space agreements of other licensees on the tower as of the date of this Agreement permitting Owner to enforce Licensee’s rights under this sentence. Owner shall cause all future users on the Tower (and all existing licensees on the Tower unless required otherwise by an existing licensee or lease) not to cause, by their transmitters or other activities, including the addition of any equipment at a future date, interference to Licensee or other licensees at the Site or on the Tower.

(b)                                 Owner agrees that neither Owner nor other existing users of the Site other than Licensee as of the date hereof (unless directly permitted by such other users’ current lease or license) shall permit their equipment to interfere with Licensee’s transmissions or reception in accordance with Licensee’s FCC licenses. In the event that Licensee experiences RF interference caused by any other Licensee at the Tower, Licensee shall notify Owner in writing of such interference (the “Interference Notice”) and Owner shall, as soon as the applicable lease or license for such licensee permits, cause the party causing such interference to reduce power and/or cease operations in order to correct and eliminate such interference. In the event Owner is notified of any interference experienced by Licensee, Owner shall cause the entity responsible for the interference to perform (or cause to be performed) whatever actions are commercially reasonable and necessary at no cost or expense to Licensee to eliminate such interference within 24 hours following receipt of notice of such interference. Owner agrees that any future licenses, leases or other agreements with third parties for a transmission at the Tower, or at any other portion of the Site from which transmissions may cause interference to Licensee’s use of the Tower, will contain provisions that similarly require such users to correct or eliminate interference with Licensee’s operation of its Equipment within 24 hours following receipt of a notice of such interference.

(c)                                  Without limiting Owner’s obligations hereunder, Owner will require non-interference language in all future lease, license, or similar agreements related to the Site sufficient to permit Owner to perform its obligations hereunder, and will fully enforce such language.

12.                               Utilities. Landlord will supply, without charge, all utilities used by Licensee at the Site. To the extent not already included in Licensee’s Equipment, Licensee may bring a temporary generator or other alternate source of power to the Site during any prolonged utility outage.

13.                               Termination by Licensee. Licensee may terminate this Agreement at any time by notice to Owner without further liability. Any such termination by Licensee shall not relieve Owner of liability for any breach or default hereunder.

14.                               Default. If either party is in default under this Agreement for a period of [***] following receipt of notice from the non-defaulting party, then the non-defaulting party may pursue any remedies available to it against the defaulting party under this Agreement and applicable law, including, but not limited to, the right to terminate this Agreement.

15.                               Taxes. Licensee shall pay all taxes, including, without limitation, sales, use and excise taxes, and all fees, assessments and any other cost or expense now or hereafter imposed by any government authority in connection with Licensee’s Equipment or Licensee’s use of the Site. Owner shall pay all real estate taxes levied on the Site and all taxes on the Tower and on any equipment located at the Site (other than Licensee’s).

16.                               Indemnity. Owner and Licensee each indemnifies the other against and holds the other harmless from any and all costs (including reasonable attorneys’ fees and costs) and claims of liability or loss which arise out of a breach or default by it of any provision of this Agreement which remains uncured after the expiration of the applicable cure periods under this Agreement and the use and/or occupancy of the Site by the indemnifying party. This indemnity does not apply to any claims arising from the gross negligence or intentional misconduct of the indemnified party.

17.                               Hazardous Substances. Licensee or Owner will not introduce or use, or permit any other party to introduce or use, any hazardous substance on the Site in violation of any applicable law, or permit any discharge or release of such substance on the Site, it being understood that Licensee may have fuel, oil, cleaning and maintenance supplies, and other similar items stored at the Site in compliance with applicable law in connection with any gensets or other ordinary course operations of Licensee at the Site.

18.                               RF Exposure; Scheduled Maintenance. Licensee agrees to reduce power or suspend operation of its Equipment if necessary and upon reasonable notice from Owner to prevent exposure of workers or the public to RF radiation in excess of the then-existing regulatory standards, provided that such reductions in power or suspension of operations shall not exceed two (2) hours in any one calendar month period, unless a reasonable amount of additional time is required under the circumstances, and shall be scheduled, if at all possible, between the hours of midnight and 5am local time. Owner agrees for itself and to direct other Licensees at the Tower to reduce power or suspend operation of their equipment if necessary and upon reasonable notice from Licensee to prevent exposure of workers or the public to RF radiation in excess of the then-existing regulatory standards, provided that such reductions in power or suspension of operations shall not exceed two (2) hours in any one calendar month period, unless a reasonable amount of additional time is required under the circumstances, and shall be scheduled, if at all possible, between the hours of midnight and 5am local time. Without limiting the foregoing for RF radiation and with respect to scheduled maintenance, Owner agrees to provide Licensee with at least ten (10) business days’ notice for maintenance on the Tower or surrounding property that will require Licensee to reduce power or suspend operations of its Equipment (except with respect to the requirements set forth above in this Section, a force majeure or other emergency). Owner agrees that it shall use all commercially reasonable efforts to schedule such maintenance either on weekends (for no more than 8 consecutive hours) or on weekday evening/overnight between 8:00 p.m. local time and 5:00 a.m. local time.

19.                               Miscellaneous. (a) This Agreement applies to and binds the heirs, successors, executors, administrators and assigns of the parties to this Agreement; (b) this Agreement is governed by the laws of the State in which the Site is located; (c) if requested by Licensee, Owner agrees to promptly execute and deliver to Licensee a recordable Memorandum of this Agreement in the form of Exhibit C; (d) this Agreement (including the Exhibits) constitutes the entire Agreement between the parties and supersedes all prior written and verbal agreements, representations, promises or understandings between the parties relating to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by both parties; (e) if any provision of this Agreement is invalid or unenforceable with respect to any party, the remainder of this Agreement or the application of such provision to persons other than those as to whom it is held invalid or unenforceable, will not be affected and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law; (f) the prevailing party in any action or proceeding in court or mutually agreed upon arbitration proceeding to enforce the terms of this Agreement is entitled to receive its reasonable attorneys’ fees and other reasonable enforcement costs and expenses from the non-prevailing party; and (g) failure or delay on the part of Licensee or Owner to exercise any right, power, or privilege hereunder will not operate as a waiver thereof; waiver of a breach of any provision hereof under any circumstances will not constitute a waiver of any subsequent breach of the provision, or of a breach of any other provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO TOWER SPACE AGREEMENT

OWNER:	WLIB TOWER LLC

By:
Name:
Title:

LICENSEE:	MEDIACO HOLDINGS INC.

By:
Name:
Title: